EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Option Plan of OncoGenex Technologies Inc. of our reports dated March 14, 2008, with respect to the financial statements of OncoGenex Pharmaceuticals, Inc. (formerly Sonus Pharmaceuticals, Inc.) (the “Company”) included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of the Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

20 August 2008